Exhibit 10.1.1

FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT
AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) between Ocuphire Pharma, Inc., a Delaware corporation (the “Company”), and Mina Sooch (“Executive”) is entered into and made effective as of the 26th day of March, 2023 (the “Effective Date”).

Recitals

Whereas, on November 5, 2020, the Company and Executive entered into an Amended and Restated Employment Agreement (the “Employment Agreement”); and

Whereas, the Company and Executive now wish to amend the Employment Agreement as provided herein.

Agreement

Now, Therefore, in consideration of the foregoing and the terms and conditions set forth below, the parties agree as follows:

1.          Amendment to Section 5.  As of the Effective Date, Section 5(a) is amended to add Section 5(a)(iv):

(iv) COBRA. Provided that the Executive timely elects continued health insurance coverage under the federal COBRA law and under the Company’s group health plans following the Termination Date, then the Company shall pay 100% of the COBRA premiums necessary to continue the Executive’s and the Executive’s covered dependents’ health insurance coverage in effect for the Executive (and the Executive’s covered dependents) on the Termination Date until the earliest of: (A) eighteen (18) months following the Termination Date; (B) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment; or (C) the date the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Termination Date through the earlier of (A)-(C) (the “COBRA Payment Period”).  Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), or not available for other reasons, then in lieu of paying COBRA premiums pursuant to this Section 5(a)(iv), the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period.  Nothing in this Agreement shall deprive the Executive of the Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under the Executive’s employment by the Company.

2.          Construction.  Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Employment Agreement.  The terms of this Amendment amend and modify the Employment Agreement as if fully set forth in the Employment Agreement.  If there is any conflict between the terms, conditions and obligations of this Amendment and the Employment Agreement, this Amendment’s terms, conditions and obligations shall control.  All other provisions of the Employment Agreement not specifically modified by this Amendment are preserved.  This Amendment may be executed in counterparts (including via facsimile or .pdf), each of which shall be deemed an original, and all of which together shall constitute one and the same document.

Signatures on the Following Page

In Witness Whereof, the parties have executed this Amendment as of the date first written above.

EXECUTIVE:	THE COMPANY:

Ocuphire Pharma, Inc.

By:	/s/ Cam Gallagher
/s/ Mina Sooch	Name: Cam Gallagher
Mina Sooch	Title: Chair of the Compensation Committee

Signature Page to
First Amendment to Amended and Restated Employment Agreement